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Exhibit 10.23

AMENDMENT NO. 2
TO STOCK PURCHASE AGREEMENT

        AMENDMENT NO. 2 (this "Amendment"), dated as of November 27, 2006, to the STOCK PURCHASE AGREEMENT, dated as of May 17, 2002 (as amended, the "Stock Purchase Agreement") by and among TRIMAS CORPORATION, a Delaware corporation, METALDYNE CORPORATION, a Delaware corporation, and HEARTLAND INDUSTRIAL PARTNERS, L.P. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

R E C I T A L S :

        In consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

        The parties agree as follows:

        1.    Amendments to Section 1.01.    (a) Section 1.01 of the Stock Purchase Agreement is hereby amended by deleting clause (x) of the definition of "Company Liabilities" and replacing such clause in its entirety with the following:

  "(x) all Liabilities of the Company or any Company Subsidiary not otherwise covered in the preceding clauses (i) through (ix) or in Section 9.01(c) or Section 9.02 and all other Liabilities determined to be Liabilities of the Company pursuant to Section 11.12."

        (b) Section 1.01 of the Stock Purchase Agreement is hereby amended by deleting clause (vi) of the definition of "Parent Liabilities" and replacing such clause in its entirety with the following:

  "(vi) all Liabilities of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries) not otherwise covered in the preceding clauses (i) through (v) or in Section 9.01(c) or Section 9.02 and all other Liabilities determined to be Liabilities of Parent or any of its Subsidiaries (other than the Company or the Company Subsidiaries) pursuant to Section 11.12."

        2.    Amendment to Section 7.08(b).    Section 7.08(b) of the Stock Purchase Agreement is hereby amended by deleting clause (iii) thereof and replacing such clause in its entirety with the following:

  "(iii) Allocable Taxes. To the extent that any income Taxes to which a Tax Return described in Section 7.08(a) relates are attributable to any income or gain resulting from any deferred intercompany transactions or pursuant to Treas. Reg. 1.1502-13 (and any predecessor, successor or similar provision) or any corresponding provision(s) of state law and to the Company or any of the Company Subsidiaries ceasing to be a member of a consolidated, combined or unitary group that includes Parent or any of its Affiliates (other than the Company or any of the Company Subsidiaries), those income Taxes shall be borne 57.99% by Parent and 42.01% by the Company. The procedures for payment by one party to the other provided in this Section 7.08(b) shall govern the payments of amounts determined under this Section 7.08(b)(iii)."

        3.    Addition of Section 11.12.    The following provisions are hereby added to the Stock Purchase Agreement as a new Section 11.12:

        "SECTION 11.12.    Resolution of Disputes Relating to Liabilities.

  (a)    Enforcement.    This Section 11.12 shall be construed and enforced in accordance with the Federal Arbitration Act, as in effect at the time of such enforcement, notwithstanding any other choice of law provision contained in this Agreement.

  (b)    Negotiation.    If there is any dispute or disagreement between or among any of the parties with respect to whether any particular Liabilities constitute Company Liabilities or Parent Liabilities or a combination thereof (a "Dispute"), then the Dispute, upon the written request of either the Company or Parent to the other, shall be referred to representatives of such parties for decision, each party being represented by an individual who has the authority to resolve the Dispute (collectively, the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. All negotiations pursuant to this Section 11.12(b) shall be considered confidential settlement discussions, and none of the parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding. The parties agree that no arbitrator shall have the authority to consider any such statements. If, any time after the thirtieth (30th) day after the above-described written request for referral is delivered, either the Company or Parent believes that the Dispute cannot be resolved by the Representatives through negotiation, then such party may submit the Dispute to arbitration under Section 11.12(c) by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which the Company and Parent mutually agree in writing (the "ADR Firm"), and delivering a copy of such request for arbitration to the other party.

  (c)    Arbitration.    Any Dispute submitted to arbitration under this Section 11.12(c) shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as amended by the provisions of this Section 11.12(c) (the "Arbitration Rules"). Service of any matters in reference to such arbitration shall be given in the manner described in Section 11.01. All proceedings related to such arbitration shall be held in Detroit, Michigan, unless the parties otherwise agree in writing. The matter shall be decided by one neutral arbitrator who shall be selected by the parties from the AAA panel list in accordance with the Arbitration Rules concerning appointment; if the parties are unable to agree upon a neutral arbitrator, one shall be chosen in accordance with such rules. The arbitrator shall give the parties written notice of his or her decision, with the legal and factual reasons therefore set out. If either the Company or Parent so requests within ten (10) calendar days after the decision is rendered, the arbitrator shall have thirty (30) calendar days thereafter to reconsider and modify such decision. Thereafter, the decision shall be final and binding with respect to all parties, including Buyer. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company and Parent agree to equally split the cost of any arbitration, including the administrative fee of the ADR Firm and the compensation of the arbitrator. The parties shall each bear all their own legal costs and expenses associated with the arbitration, including the fees and expenses of legal counsel and expert witnesses.

  (d)    Continued Performance.    The fact that the dispute resolution procedures specified in this Section 11.12 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedures, all parties shall continue to perform their respective obligations under this Agreement in good faith.

  (e)    Exclusivity.    Notwithstanding the agreement to arbitrate contained in this Section 11.12, any party may apply to any court having jurisdiction to (i) enforce this agreement to arbitrate, and (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved. Except as otherwise expressly set forth in a written agreement among the parties, this Section 11.12 sets forth the exclusive method of resolving any Dispute."

        4.    Provisions of General Application; No Prejudice.    Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions to the Stock Purchase Agreement remain unaltered. Any determination made prior to the effective date of this Amendment by the chief executive officer of Parent with respect to the Liabilities of the parties pursuant to the original language of the Stock Purchase Agreement shall remain in effect and shall not be subject to any determination or re-determination under the provisions contained in this Amendment. The Stock Purchase Agreement and this Amendment shall be read and construed as one agreement. If any of the terms of this Amendment shall conflict in any respect with any of the terms of the Stock Purchase Agreement, the terms of this Amendment shall be controlling. This Amendment is without prejudice to any pending issues or disputes or unknown current situations as to which the amended language above relates.

        5.    Parent Representation and Covenant.    As of date first above written, Parent, based on the actual knowledge of the officers listed on Schedule 5(a) attached hereto, represents and warrants that there are no Losses potentially subject to assertion or recovery by the Parent Indemnified Parties under Section 9.01(b) of the Stock Purchase Agreement or any other provision thereof, except for the Losses listed on Schedule 5(b) attached hereto. Parent covenants to deliver to the Company upon the effective date of this Amendment an update to Schedule 5(b), amended as necessary to make it true and complete as of the effective date of this Amendment based on the actual knowledge of the officers listed on Schedule 5(a) attached hereto after reasonable inquiry of such officers' direct reports.

        6.    Company Representation and Covenant.    As of date first above written, the Company, based on the actual knowledge of the officers listed on Schedule 6(a) attached hereto, represents and warrants that there are no Losses potentially subject to assertion or recovery by the Company Indemnified Parties under Section 9.01(a) of the Stock Purchase Agreement or any other provision thereof, except for the Losses listed on Schedule 6(b) attached hereto. The Company covenants to deliver to Parent upon the effective date of this Amendment an update to Schedule 6(b), amended as necessary to make it true and complete as of the effective date of this Amendment based on the actual knowledge of the officers listed on Schedule 6(a) attached hereto after reasonable inquiry of such officers' direct reports.

        7.    Counterparts; Effectiveness; Captions.    This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The captions of this Amendment are included for convenience of reference only, do not constitute a part hereof and shall be disregarded in the construction hereof. This Amendment shall become effective only upon the occurrence of the merger contemplated by the Amended and Restated Agreement and Plan of Merger dated as of November 27, 2006 (the "Plan of Merger") to which

Metaldyne Corporation is a party, together with any revisions to such merger as contemplated by any amendments, supplements, restatements or amendments and restatements to the Plan of Merger.

        8.    GOVERNING LAW.    THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

        9.    Entire Agreement.    This Amendment constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between such parties in respect of such subject matter.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRIMAS CORPORATION
By:	/s/ Joshua Sherbin
	Name:	Joshua A. Sherbin
	Title:	General Counsel
HEARTLAND INDUSTRIAL PARTNERS, L.P.
By:	Heartland Industrial Associates L.L.C., its General Partner
By:	/s/ Daniel P. Tredwell
	Name:	Daniel P. Tredwell
	Title:	Sr. Managing Director
METALDYNE CORPORATION
By:	/s/ Thomas A. Amato
	Name:	Thomas A. Amato
	Title:	EVP Commercial Operations and Business Development

 Schedule 5(a)

Timothy D. Leuliette
Jeffrey M. Stafeil
Logan G. Robinson
Thomas A. Amato
Kimberly A. Kovac
Joseph Nowak
Thomas V. Chambers

Schedule 5(b)

1.
The Company owes certain amounts to Parent as identified in the Company's Memorandum to Parent dated July 18, 2006 (the "July Memorandum"), including amounts for severance, accounts payable, BRP/SERP liability and NOLs. Parent has preliminarily reconciled the amounts reflected in the July Memorandum to the current balance of such amounts reflected in Parent's records as of January 9, 2007. Such reconciliation reflects Parent's determination that $4,296,640.63 is owed by the Company. Parent may determine that additional amounts are owed by the Company as it continues to finalize its reconciliation. Further, additional amounts relating to these matters are expected to become due in the future from the Company. Additionally, the parties have confirmed Company's responsibility to reimburse Parent for its actual out-of-pocket costs associated with certain SERP expenses as set forth in the letter dated December 20, 2006, signed by Sam Valenti, the Chairman of the Company, which is attached hereto and incorporated herein by this reference.

2.
In 2006 Parent asserted claims against Company relating to certain post-retirement benefit obligations. Company has paid Parent $1,098,314.75 for this obligation and has received an additional invoice for $2,598.95, which is due the week of January 15, 2007, relating to this obligation. If further issues arise with regard to post-retirement obligations, Parent will seek indemnification from Company.

3.
A letter dated August 9, 2006 directed to Entegra Fasteners Corporation was received by Parent from Bradley Associates concerning alleged regulatory violations relating to a storage tank located at 321 Foster Avenue, Wood Dale, Illinois. This letter was forwarded to the Company on August 21, 2006. Parent believes that this matter is an obligation of the Company.

4.
Parent has been remitting payments on behalf of Grant Oil Tool Company pursuant to the Eighth Partial Consent Decree in the matter of United States v. Chevron, et al relating to the Operating Industries, Inc. Superfund site. Such payments totaled approximately $6,000 from 2004 through August 29, 2006, and additional payments may have been made prior to 2004. Further, projected obligations of Grant Oil Tool Company of at least $300,000 are anticipated to be due in the future. Parent is attempting to determine whether these obligations properly belong to the Company.

5.
Parent continues to investigate certain workers' compensation claims upon which it has been paying or has paid, to determine whether they are properly obligations of the Company. As of January 9, 2007, the results of the internal investigation indicate that $52,610 has been paid on these claims to date, and it is anticipated that an additional $49,465.58 will be paid in the future on these claims.

6.
Price Pfister has asserted certain claims against Parent and the Company relating to asbestos related claims. The Company is defending those claims and indemnifying Parent against them.

7.
On November 6, 2006, Parent was notified of a potential claim by the Environmental Protection Agency relating to the Dearborn Refining Site. Based on a review of the manifests associated with the waste on this site, it appears that Hi Low Products, a Company subsidiary, may be liable for the materials presently attributed to Parent by the EPA. Parent will be seeking indemnification from Company related to this claim.

8.
Company has historically taken the responsibility for certain Superfund sites and Parent believes these sites remain an obligation of the Company and expects the Company to continue to monitor these sites, as required by the applicable governmental authorities. The Superfund sites include Stringfellow, California (for Price Pfister location); Monterey, California (former Operating Industries, Inc. location); Wayne Recycling & Reclamation in Indiana; Muskego Landfill in Wisconsin; Greer, South Carolina (former Aqua Tech Environmental location); Whittier, California (former Omega Chemical Corporation); Spring Valley Landfill; and Massachusetts Military Reservation in Cape Cod, MA.

9.
Company has historically taken responsibility for certain remediation sites and Parent believes these sites remain an obligation of the Company and expects the Company to continue to monitor these sites, as required by the applicable governmental authorities. The remediation sites include Verona Well Fields, Winamac Industries (Winamac, Indiana); Westbar (Westbend, Wisconsin); NI West (Newark, NJ); Automotive Wheel (Brea, CA); Sportrack Automotive (Pt. Huron, MI); Eagle Window & Door (Dubuque, IA); and Steelcraft Plant 4 (Blue Ash, OH). Futhermore, Parent is reviewing the historical responsibility relating to Walker-McDonald (Greenville, TX) and Taylor Building Products (West Branch, MI) and believes that all or a portion of the liability relating to these sites may be an obligation of the Company.

10.
This Schedule 5(b) is not intended to address amounts owed by the Company to Parent relating to various ongoing contractual relationships, including, by way of example only, the Parent's sale of software licenses to the Company, the purchase and sale of products, and any rebate agreements relating to shared services, such as the existing agreement with UPS. The terms and conditions applicable to each such contractual relationship shall govern.

11.
The Parent reserves all rights with respect to disputing liability for the Losses alleged by the Company on Schedule 6(b) of this Agreement.

        With reference to the Stock Purchase Agreement of May 17, 2002 among Heartland Industrial Partners L.P., Trimas Corporation and Metaldyne Corporation (Agreement), Section 7.09 (f)(l), says in part that the company (Trimas) will reimburse parent (Metaldyne) upon Metaldyne's written demand (accompanied by appropriate documentation) for 42.01% of Metaldyne's actual out-of-pocket costs paid to Corporate Employees (as defined) as supplemental executive retirement benefits. The relevant Corporate Employees are Lee Gardner, Timothy Wadhams, Keith Junk, Peter DeChants and David Liner. In addition, the Agreement requires Trimas to reimburse Metaldyne for 100% of supplemental executive retirement benefits paid to William Meyers. Bill Billig is not listed, so Trimas's obligation to reimburse Metaldyne for supplemental executive retirement benefits paid to Billig is governed by Section 1.01(x) of the Agreement for "all Liabilities not otherwise covered", which makes Trimas responsible for 42.01% of such liabilities. We believe that Trimas is already paying its appropriate percentages of the costs of retirement benefits paid to Mr. Meyers and Mr. Billig, who are retired.

As you are aware, the individuals identified above may contend that Metaldyne is required under an amended SERP passed by the outgoing Masco Tech board on November 21, 2000 to accelerate this SERP benefit and to pay the benefit earlier in the form of a lump sum to these individuals. We are contesting the validity of this enhanced SERP, including its acceleration concept.

This letter is to obtain your assurance that you will reimburse Metaldyne for the Trimas percentage (42.01%, or in the case of Mr. Meyers 100%) of the actual out-of-pocket cost of supplemental executive retirement benefits paid to or for the benefit of the individuals listed above, if and when Metaldyne is required to pay these potential accelerated SERP obligations, including in the event that we compromise these potential obligations.

Agreed and Accepted,

/s/ Sam Valenti
Sam Valenti, Chairman
Trimas Corporation

 Schedule 6(a)

Grant Beard
Skip Autry
Joshua Sherbin
Robert Zalupski
Dwayne Newcom

Schedule 6(b)

        1.     The state of New Jersey has assessed the Company the amount of approximately $64,100 for taxes due related to the years 2000 - 2002 as a result of a lack of timely response by the Parent to state revenue authority inquiries. The Parent has agreed to handle all correspondence and interface with the state revenue authorities. The Company believes that the tax liability in question would not have existed if the Parent had timely addressed initial requests from the State of New Jersey with respect to this matter.

        2.     The Parent's amendment of certain tax returns for tax years prior to 2002 gave rise to tax refunds in the approximate amount of $245,900 which the Company believes is due and owing from the Parent to the Company.

        3.     The Company is currently investigating claims against Parent for costs in excess of $500,000 related to Parent's retention of Hewitt & Associates as a third party administrator for health care benefits and the Company's subsequent transition to a suitable alternative provider.

        4.     The Company reserves all rights with respect to disputing liability for the Losses alleged by the Parent on Schedule 5(b) of this Agreement.

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  Exhibit 10.23
AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT
Schedule 5(a)
Schedule 6(a)